Exhibit 16.1

October 25, 2005

Office of the Chief Accountant

Securities and Exchange Commission

Washington, D.C. 20549

Dear Sir or Madam:

We have read paragraph (a) of Item 4.01 included in the Form 8-K dated October 19, 2005 of Transmeridian Exploration Incorporated to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ JOHN A. BRADEN & CO., P.C.

cc:	Mr. Earl W. McNiel

    Vice President and Chief Financial Officer

    Transmeridian Exploration Incorporated